Exhibit 10.6

REF: F:/Sadot/Pimi Marion/
[TRANSLATED FROM THE HEBREW]

PIMI AGRO CleanTech

Pimi Marion Holdings Ltd
PO Box 117, Kibbutz Alonim

6th January 2009

Prof. Ilan Het
2 Huberman Street
Tel Aviv

Dear Sir,

Commission Arrangement

I hereby confirm that insofar as you procure an investment in our company, you will be entitled to commission at the following rates -

(a)	Commission at the rate of 5% of any cash investment in our company up to US$ 1 million.

(b)	Insofar as the investment exceeds $ 1 million, brokerage commission will be paid on the additional investment in excess of $ 1 million, as follows:

on the second million dollars or part thereof - 4%;
on the third million dollars or part thereof - 3%;
on any addition from the fourth million dollars or above - 2%.

(c)
If the investment is raised or the transaction performed in stages, the brokerage commission will be paid on each stage at the time it is performed in accordance with paragraphs (a) and (b) above, based on the aggregate amounts of all the stages together.

(d)	All the amounts will be subject to the addition of VAT on and against a due tax invoice.

(e)
In addition, you will be entitled to join the investor by investing in our company a maximum amount of up to 5% of the capital being invested in the company on the same terms as granted to the investor by our company. That option is effective for half a year from the date of the investment, subject to the period and the investment will also be approved by the investor.

Yours faithfully,

Yuval Sela, General Manager
Pimi Agro CleanTech Ltd

Confirmation

I hereby agree to and accept your offer as set out above.

/s/ Prof. Ilan Het
Prof. Ilan Het
Date: 6th January 2009

[